Exhibit 6.6

AGREEMENT AND PLAN OF MERGER

DATED

[DATE]

BETWEEN

Fundrise Equity REIT, LLC

AND

Fundrise eFund, LLC

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of [DATE] between Fundrise Equity REIT, LLC, a Delaware limited liability company (“Survivor”), and Fundrise eFund, LLC, a Delaware limited liability company (“Target” and, together with Survivor, the “Merger Parties” and each individually a “Merger Party”).

WHEREAS, Survivor and Target are externally managed by Fundrise Advisors, LLC (the “Manager”), which is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”), and a wholly-owned subsidiary of Rise Companies Corp. (the “Sponsor”);

WHEREAS, pursuant to the Second Amended and Restated Operating Agreement of Fundrise Equity REIT, LLC, dated September 6, 2016 (the “Survivor Operating Agreement”) and the Second Amended and Restated Operating Agreement of Fundrise eFund, LLC, dated December 1, 2020 (the “Target Operating Agreement” and, together with the Survivor Operating Agreement, the “Operating Agreements”), the Merger (as defined below) requires the approval of only the Manager, William Thomas Lockard, Jr., who has been appointed as the independent representative with respect to Survivor, and C Thomson Ross, who has been appointed as the independent representative with respect to Target (Messrs. Lockard and Ross, the “Independent Representatives”);

WHEREAS, as of the date of this Agreement and prior to the consummation of the transactions contemplated hereby, there are approximately [AMOUNT] Outstanding Common Shares (as defined in the Target Operating Agreement) of Target (the “Target Common Shares”) and no Outstanding Preferred Shares (as defined in the Target Operating Agreement) of Target;

WHEREAS, the Manager and the Independent Representatives have determined that it is in the best interests of the Merger Parties and their respective shareholders for the Merger Parties to combine their businesses by way of a merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Act”), and the Manager and the Independent Representatives have approved the Merger on behalf of each of Survivor and Target;

WHEREAS, the Manager and the Independent Representatives have each taken all actions required by the Operating Agreements and the Act for the execution of this Agreement by the Merger Parties and the consummation of the transactions contemplated hereby; and

WHEREAS, the Merger Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Merger Parties agree as follows:

ARTICLE 1

THE MERGER

1.1          The Merger. At the Effective Time (as defined below), Target shall be merged into Survivor, which shall be the surviving entity of the Merger. Except as specifically provided in this Agreement, at the Effective Time, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of Survivor shall continue unaffected and unimpaired by the Merger, (ii) the separate existence of Target shall terminate, and its real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises shall be merged into Survivor, and (iii) the Merger shall have the other effects specified in Section 209 of the Act.

1.2          Effect on Equity Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Survivor or Target (or their members or the Manager):

(a)            Each Target Common Share shall be exchanged for [RATIO] (the “Exchange Ratio”) newly-issued Common Share(s) (as defined in the Survivor Operating Agreement) of Survivor (the “Survivor Common Shares”). The Merger Parties acknowledge that the Exchange Ratio has been calculated based on the projected net asset value (“NAV”) per share, as of the Merger Date (as defined below), of a Target Common Share divided by the projected NAV per share, as of the Merger Date, of an outstanding Survivor Common Share, as determined in accordance with the Operating Agreements. At the discretion of the Manager, if there has been a material change in the NAV per share of either of the Merger Parties after the execution of this Agreement but prior to the Merger Date, the Manager may, in its discretion but subject to approval of the Independent Representatives, amend this Agreement to revise the Exchange Ratio.

(b)            The Survivor Common Shares distributed to Target’s shareholders in exchange for their Target Common Shares pursuant to Section 1.2(a) above (the “Aggregate Merger Consideration”) shall be reflected for each Target shareholder (i) on the books and records of Survivor and its transfer agent, Computershare, Inc., and (ii) under such shareholder’s individual account on the Merger Parties’ online investment platform, at www.fundrise.com. For the avoidance of doubt, each shareholder of Target receiving Survivor Common Share(s) by virtue of the Merger shall be admitted as a Member (as defined in the Survivor Operating Agreement) of Survivor according to the terms of the Survivor Operating Agreement

(c)            Each Outstanding Share (as defined in the Survivor Operating Agreement) of Survivor immediately prior to the Effective Time shall remain Outstanding and shall not be affected by the Merger.

1.4          Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to be treated as an acquisition of all of the assets of the Target by the Survivor in exchange for the Aggregate Merger Consideration and assumption of the Target’s liabilities immediately followed by the distribution of the Aggregate Merger Consideration to the Target equityholders and the liquidation of the Target.

1.5          Redemption Plans of Merger Parties.

(a)       Shareholders of the Merger Parties may continue submitting redemption requests in accordance with the terms of their respective redemption plans as described in their respective offering statement that was most recently qualified by the SEC. The Merger Parties may suspend accepting redemption requests prior to the Effective Date for administrative reasons and shall file any updates to their redemption plans on the SEC’s EDGAR website.

(b)       After the Merger, former holders of Target Common Shares shall be subject to Survivor’s redemption plan with respect to their Survivor Common Shares received in the Merger.

1.6          Application of Survivor Provisions to Target Shareholders. Upon completion of the Merger, the former shareholders of Target shall be subject to (i) all the rights and obligations of shareholders under the Survivor Operating Agreement and (ii) the terms of (x) the Arbitration Provision, (y) Waiver of Court and Jury Rights and (z) Waiver of Section 18-305 Rights, each as set forth in the Survivor’s subscription agreement and described in the Offering Statement (as defined below).

ARTICLE 2

EFFECTIVENESS OF MERGER

2.1          Date of the Merger. The Merger shall take place on a date mutually agreed to by the Merger Parties (the “Merger Date”), as soon as is practicable after the qualification by the SEC of an offering statement on Form 1-A filed by Survivor providing information with respect to the Merger (the “Offering Statement”), and after all of the conditions in Article 5 of this Agreement have been satisfied or waived by the Merger Parties. The Merger Date may be changed with the consent of the Merger Parties.

2.2          Execution of Certificate of Merger. The Merger shall be effected by the filing of a certificate of merger, substantially in the form attached hereto at Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”). Survivor shall execute and file the Certificate of Merger on or before the Merger Date.

2.3          Effective Time of the Merger. The Certificate of Merger shall provide that the Merger will become effective at 11:59 p.m. Eastern Time on the day on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

2.4          Operating Agreement. The Survivor Operating Agreement, as in effect immediately prior to the Effective Time, shall continue in full force and effect following the Merger and shall be unaffected by the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Merger Parties. Each of the Merger Parties represents and warrants to the other as follows:

(a)   Each Merger Party is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)   Each Merger Party has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize each Merger Party to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by each Merger Party and is a valid and binding agreement of each Merger Party, enforceable against each Merger Party in accordance with its terms.

(c)   Neither the execution and delivery of this Agreement nor completion of the Merger shall violate or constitute a breach of, or result in a default under, any agreement to which each Merger Party is a party or by which any of them, or any of their properties, are bound, or any law or any order of any court or other governmental authority having jurisdiction over the Merger Party.

(d)   There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding either Merger Party.

(e)   There is no action pending or, to the knowledge of the Manager, threatened in writing by or before any governmental authority against either Merger Party or any officer of the Merger Parties, and no Merger Party, nor any of its respective property, is subject to any outstanding order of any governmental authority.

(f)    All of the outstanding common shares of each Merger Party are duly authorized, validly issued and fully paid, and holders of such shares shall have no obligation to make payments or contributions to their related Merger Party or its creditors solely by reason of their ownership of such shares.

(g)    No dissenters’ or appraisal rights shall be available to the holders of common shares of the Merger Parties as a result of, or in connection with, the Merger and the other transactions contemplated by this Agreement.

3.2           Termination of Representations and Warranties. The representations and warranties in this Article 3 shall terminate at the Effective Time, and no Merger Party or other person shall have any rights or claims as a result of any of those representations and warranties after the Effective Time.

ARTICLE 4

ACTIONS PRIOR TO THE MERGER

4.1          Activities of Target Until Effective Time. From the date of this Agreement until the Effective Time, Target shall, and shall cause each of its subsidiaries to:

(a)   operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement; and

(b)   take all reasonable steps available to it to maintain the goodwill of its business.

4.2          Efforts Regarding Merger. Each Merger Party shall use its best efforts to cause the Merger to take place on the Merger Date.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1          Conditions to Merger Parties’ Obligations. The obligations of each of the Merger Parties to complete the Merger are subject to the following conditions (which each Merger Party may waive as to itself, but not as to the other Merger Party):

(a)   the approval of the Merger by the Manager and Independent Representatives shall have been obtained;

(b)   no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect;

(c)   the SEC shall have qualified the Offering Statement;

(d)   as of the date of this Agreement and the Effective Time, there shall be no state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on either Merger Party. “Material Adverse Effect” is defined as any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of either Merger Party, taken as a whole, or (ii) the ability of each Merger Party to perform its obligations under this Agreement or to consummate the Merger;

(e)   the representations and warranties set forth in Article 3 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and the Effective Time, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on either Merger Party; and

(f)    each Merger Party shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it.

5.2           No Fairness or Legal Opinions. The Merger Parties shall not be required to deliver any opinions from legal counsel or financial advisors in connection with the Merger.

ARTICLE 6

TERMINATION

6.1          Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (even though the Manager and the Independent Representatives have approved the Merger) by mutual consent of the Merger Parties in a written instrument.

6.2          Effect of Termination. If this Agreement is terminated pursuant to this Article 6, after this Agreement is terminated, neither of the Merger Parties shall have any further rights or obligations under this Agreement. Nothing contained in this Section 6.2 shall, however, relieve either Merger Party from liability for a breach of this Agreement which occurs before this Agreement is terminated.

ARTICLE 7

GENERAL

7.1          Expenses. If the Merger is consummated, the expenses of the Merger shall be allocated to each Merger Party in direct proportion to each Merger Party’s most recently announced NAV per share. If the Merger does not occur, each Merger Party shall pay its own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and disbursements.

7.2          Indemnification for Prior Acts. Survivor shall honor, and shall not amend or modify for at least six years after the date of this Agreement, any obligations of any Merger Party, or any of its subsidiaries, to indemnify the Manager or the Independent Representatives (each an “Indemnified Party”) with respect to matters which occur prior to the Effective Time. The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, Indemnified Parties.

7.3          Press Releases. The Manager shall make all decisions regarding whether to issue, and the substance of, any press releases or other public statements with respect to this Agreement or the Merger.

7.4          Entire Agreement. This Agreement contains the entire agreement between the Merger Parties relating to the transactions that are the subject of this Agreement, and all prior negotiations, understandings and agreements between the Merger Parties are superseded by this Agreement. None of the Merger Parties have relied on any representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement other than those expressly set forth in this Agreement.

7.5          Benefit of Agreement. This Agreement is for the benefit of the Merger Parties, their respective successors and any permitted assigns. Except as stated in Section 7.2, this Agreement is not intended to be for the benefit of, or to give any rights to, any other parties.

7.6          Assignments. Neither this Agreement nor any right of any party under it may be assigned.

7.7          Captions. The captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

7.8          Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and shall be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the required facsimile number or email address), on the business day after the day on which it is delivered to a major nationwide overnight delivery service with instructions to make next business day delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed as follows:

If to either Merger Party:

Fundrise Equity REIT, LLC
Fundrise eFund, LLC
Attn: Bjorn Hall
11 Dupont Circle NW, 9th Floor,
Washington, District of Columbia 20036
email: bjorn@fundrise.com

with a copy to:

David Roberts, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Email: droberts@goodwinlaw.com

7.9          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of laws principles that would apply the laws of any other jurisdiction.

7.10         Amendments. Except as provided in the last sentence of Section 1.2(a) of this Agreement, this Agreement may be amended by, but only by, a document in writing signed by both of the Merger Parties.

7.11         Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain facsimile signatures of some of the parties. Each of those counterparts shall be deemed to be an original copy of this Agreement, but all of them together shall constitute one and the same agreement.

(Signatures on following page)

IN WITNESS WHEREOF, each of the Merger Parties has executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

Fundrise Equity REIT, LLC

By:	Fundrise Advisors, LLC, its Manager

By:
Name:
Title:

Fundrise eFund, LLC

By:	Fundrise Advisors, LLC, its Manager

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Merger

-- Exhibit A --